Exhibit 5.1

[LETTERHEAD OF KAPLAN, STRANGIS AND KAPLAN, P.A.]

April 4, 2011

Securities and Exchange Commission
Judicial Plaza
450 Fifth Street, N.W.
Washington, D.C., 20549

Ladies and Gentlemen:

We have acted as counsel to Affinity Group, LLC., a Delaware limited liability company (the “Company”) and to the Guarantors described below, in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”).  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the proposed issuance of $333,000,000 principal amount of 11.50% Senior Secured Notes due 2016 (the “Exchange Notes”) to be issued by the Company and guaranteed (the “Guarantees”) by each of Affinity Brokerage, LLC, a Delaware limited liability company, Affinity Guest Services, LLC, a Delaware limited liability company, Affinity Road and Travel Club, Inc., a Texas corporation, AGI Productions, LLC, , a Delaware limited liability company, Camp Coast to Coast, LLC, a Delaware limited liability company, Camping World Card Services, Inc., an Ohio corporation, Camping World, Inc., a Kentucky corporation, Camping World Insurance Services of Kentucky, Inc., a Delaware corporation, Camping World Insurance Services of Nevada, Inc., a Nevada corporation, Camping World Insurance Services of Texas, Inc., a Texas corporation, Coast Marketing Group, LLC, a Delaware limited liability company, CWI, Inc., a Kentucky corporation, CW Michigan, Inc., a Delaware corporation, Ehlert Publishing Group, LLC, a Delaware limited liability company, Golf Card International,  LLC, a Delaware limited liability company, Golf Card Resort Services, LLC, a Delaware limited liability company, GSS Enterprises, LLC, a Delaware limited liability company, Outdoor Buys, Inc.., a Kentucky corporation, Power Sports Media, LLC, a Delaware limited liability company, TL Enterprises, LLC, a Delaware limited liability company, and VBI, LLC, a Delaware limited liability company, (collectively the “Guarantors”).  The Exchange Notes will be issued under that certain Indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, as Trustee and Collateral Agent (the “Trustee”), in exchange for the identical principal amount of any and all of the Company’s outstanding of 11.50% Senior Secured Notes due 2016 (the “Old Notes”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion.  In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied without independent verification upon the documents referred to above, the accuracy of factual matters contained therein and oral and written statements and representations of officers and other representatives of the Company, the Guarantors and others, including public officials.

We have assumed that (a) the due execution of the Exchange Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against exchange of the Old Notes will occur and be conducted in accordance with the terms, conditions, and covenants and other provisions referred to in the Registration Statement, (b) all applicable provisions of the Securities Act and such state “blue sky” or other securities laws as may be applicable have been or shall be duly complied with, and (c) the Registration Statement, as finally amended, shall become effective under the Securities Act.

Based on the foregoing, we are of the opinion that:

1.             The Company and each of the Guarantors has been duly organized and is validly existing and in good standing under the laws of their respective states of organization.

2.             The Company has the requisite authority to issue the Exchange Notes, and the Guarantors have the requisite authority to guaranty the Exchange Notes as provided in the Indenture.

3.             The Exchange Notes proposed to be issued pursuant to the Registration Statement, when issued in accordance therewith, will be duly and validly issued and will constitute legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which such proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.             The Guarantees of the Exchange Notes as provided in the Indenture will constitute legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency reorganization, arrangements, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which such proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

This opinion is limited to the effects of the laws of the State of Minnesota, the Federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Business Corporation Act of the State of Texas, the Business Corporation Act of the State of Kentucky and the Corporation Law of the State of Nevada.

This opinion letter is being furnished by us to the Company and the Commission in connection with the Registration Statement.  The only opinion rendered by us consists of those matters set forth in the fifth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.  This opinion letter is rendered as of the date hereof and as of the effective date of the Registration Statement.  We have no obligation to update this opinion letter.

Very truly yours,

Kaplan, Strangis and Kaplan, P.A.

By	/s/ Bruce J. Parker
Bruce J. Parker